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                              SERVICES AGREEMENT

      This Services Agreement (the "Agreement") is made as of the 13th day of March, 2012, by and among se2, Inc. ("se2"), an affiliate of Security Benefit Life Insurance Company ("SBL"), Security Distributors, Inc. ("SDI"), Epoch Securities, Inc. ("Epoch"), and Commonwealth Annuity and Life Insurance Company ("Commonwealth") (each a "Party" and collectively, the "Parties").

      WHEREAS, Commonwealth and First Allmerica Financial Life Insurance Company ("FAFLIC") each entered into an Amended and Consolidated Underwriting and Administrative Services Agreement dated May 1, 2010 with Epoch (collectively, the "Underwriting Agreements"), pursuant to which: (a) Epoch serves as the exclusive principal underwriter for certain insurance company separate accounts (the "Accounts") through which Commonwealth and FAFLIC previously offered and sold certain variable annuity contracts and variable life insurance policies (collectively, the "Contracts"), which are no longer offered or sold, and (b) Commonwealth provides certain administrative services to Epoch in connection with the Accounts and the Contracts; and

      WHEREAS, Commonwealth and Epoch entered into an Expense Sharing Agreement dated August 5, 2010 with respect to the allocation of expenses under the Underwriting Agreements and otherwise; and

      WHEREAS, Commonwealth entered into a Work Assignment, dated as of December 30, 2005 (the "Work Assignment"), with SBL and SDI pursuant to a certain Third Party Administrator Agreement, dated August 22, 2005 (the "TPA Agreement"), by and among SBL and Commonwealth's parent company, The Goldman Sachs Group Inc. ("GS Group"), which TPA Agreement and Work Assignment were assigned by SBL to se2 on October 1, 2009, whereby se2 and SDI (collectively, the "Service Providers") provide certain administrative services with respect to the Accounts; and

       WHEREAS, Epoch, in connection with the services it provides to Commonwealth, has asked the Service Providers to enter into this Agreement to permit Epoch to oversee, supervise, and monitor certain services described on Schedule A to this Agreement that are performed by the Service Providers under the Work Assignment and TPA Agreement (collectively, the "Covered Services");

      NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises herein contained, the Parties agree as follows:

1. ADMINISTRATIVE SERVICES

   (a) Epoch shall oversee, supervise, and monitor each Service Provider's performance of the Covered Services to the same extent as would be required if the Covered Services were being performed directly by Epoch.

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   (b)   Epoch shall at all times serve as the exclusive principal
underwriter for the Accounts with respect to the Contracts under the respective Underwriting Agreements, unless and until such Underwriting Agreements are terminated pursuant to their terms, in which case this Agreement shall automatically terminate. Notwithstanding any provision of any agreement to the contrary, neither Service Provider shall have any responsibility under the TPA Agreement, Work Assignment, this Agreement, or otherwise for performing any services: (i) that might cause either Service Provider to be deemed to be acting as an "underwriter" within the meaning of the securities laws, (ii) that would cause se2 to be acting as a "broker" or "dealer" within the meaning of the securities laws, or (iii) that would cause either Service Provider to assume any role or responsibility that would require it obtain a license or qualification that it does not already possess as of the date of this Agreement.

   (c) The Parties acknowledge and agree that this Agreement does not require, and shall not be construed to require, either Service Provider to perform any service, including but not limited to maintaining any books and records, that is not also required by the TPA Agreement or Work Assignment.

2. BOOKS AND RECORDS

   (a) The TPA Agreement requires the Service Providers to maintain and preserve certain books and records as agent for Commonwealth in accordance with the requirements of Rules 31a-1 and 31a-2 under the Investment Company act of 1940, as amended ("1940 Act"), and Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and provides that such books and records shall be the sole property of Commonwealth (the "Commonwealth books and records"). The Underwriting Agreements require Commonwealth to maintain certain books and records as agent for Epoch in accordance with the requirements of Rules 17a-3 and 17a-4 of the 1934 Act and provides that such books and records shall remain the property of Epoch (the "Epoch books and records"). To the extent any of the Commonwealth books and records coincide with any or all of the Epoch books and records, the Service Providers shall: (i) acknowledge Epoch's ownership of such books and records,
(ii) provide copies of such books and records to Epoch at Commonwealth's expense, and (iii) allow such books and records to be inspected, to the extent required by applicable law, by the SEC, by FINRA, and by other regulatory and self-regulatory authorities.

   (b) The Parties agree that the TPA Agreement's provisions relating to audit and inspection rights as set forth in Section 16 of the TPA Agreement, as the same may be amended from time to time, are incorporated herein by reference and shall govern the conduct of audit and inspections. Notwithstanding the generality of Section 16.4(v) and Section 16(vii) of the TPA Agreement, the Service Providers agree to provide Epoch access to such of the Commonwealth books and records that coincide with the Epoch books and records, and provide access to their respective officers and employees, at such reasonable times as is necessary to enable Epoch (i) to ensure compliance with applicable securities laws and regulations and FINRA rules and regulations, and (ii) to oversee, supervise, and monitor the Service Provider's performance of the Covered Services, which includes a periodic due diligence review to determine that the Service Providers are capable of performing the Covered Services.


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   (c)   The Service Providers shall permit FINRA and all other applicable regulators to have the same complete access to the Service Providers' work product regarding the Covered Services as would be required if the Covered Services had been performed instead by Epoch.

3. REPRESENTATIONS AND WARRANTIES

   Each Party represents and warrants to each other Party that (a) it has been duly organized and is validly existing under the laws of the state of its formation with full power and authority to conduct its business as it is currently being conducted and (b) the execution and delivery of this Agreement have been duly authorized by all necessary corporate action, and when so executed and delivered this Agreement shall be the valid and binding obligation of such Party enforceable in accordance with its terms.

   Epoch represents and warrants to each other Party that, pursuant to its obligations under FINRA rules, it shall establish and maintain a supervisory system and written procedures for any functions or activities performed by the Service Providers (including any sub-vendor) that are reasonably designed to achieve compliance with applicable securities laws and regulations and with applicable FINRA rules, including but not limited to Notice to Members 05-48 and any successor FINRA guidance or rules.

4. INDEMNIFICATION AND LIMITATION OF LIABILITY

   The Parties agree that the TPA Agreement's provisions relating to Indemnification as set froth in Section 12 of the TPA Agreement, as the same may be amended from time to time, are incorporated herein by reference and shall govern the Parties' obligations under this Agreement. The Parties further agree that the TPA Agreement's provisions relating to Limitation of Liability as set forth in Section 13 of the TPA Agreement, as the same may be amended from time to time, are incorporated herein by reference including, without limitation, the fact that any claim under this Agreement shall be aggregated with any claim under the TPA Agreement and shall be subject to the overall limitation of liability set forth in Section 13 of the TPA Agreement.

5. CONFIDENTIALITY

   The Parties agree that the TPA Agreement's provisions relating to confidentiality, including but not limited to the provisions of Section 14 of the TPA Agreement pertaining to Confidential Information and Information Security Management Procedures (as defined therein), as the same may be amended from time to time, are incorporated herein by reference and shall govern the Parties' obligations under this Agreement. respect to the Covered Services.

6. COOPERATION

   Each Party shall, as legally permissible, reasonably cooperate with each other Party in facilitating the purposes of this Agreement and in connection with any regulatory investigation or proceeding or judicial proceeding insofar as such investigation or proceeding relates to the Contracts, the Underwriting Agreements, the Work Assignment, the TPA Agreement, and/or this Agreement. Without limiting the generality of the foregoing, each Party shall, as legally

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permissible, notify each other Party promptly, but in no event later than five business days following receipt of any notice of any regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts, the Underwriting Agreements, the Work Assignment, the TPA Agreement, or this Agreement.

7. MISCELLANEOUS

    (a) No provision of this Agreement may be changed, waived, discharged, or terminated except by an instrument in writing signed by the Party against which enforcement of the change, waiver, discharge, or termination is sought.

    (b) The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof.

    (c) This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (d) This is a severable agreement. In the event that any provision of this Agreement would require a Party to take action prohibited by applicable federal or state law or prohibit a Party from taking action required by applicable federal or state law, then it is the intention of the Parties that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

   (e) This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of New York without giving effect to principles of conflicts of laws.

   (f) The Service Providers are performing the Covered Services in the capacity of independent contractors and not as employees or partners or joint venturers with Epoch, Commonwealth, FAFLIC, or GS Group and are authorized to represent Epoch, Commonwealth, FAFLIC, and GS Group only to the extent expressly authorized by the Work Assignment, TPA Agreement, and this Agreement. No further authority is granted or implied.

   (g) All references to "Work Assignment" shall include any and all Work Assignments entered into by se2, SDI, and Commonwealth subsequent to the date of this Agreement that relate to variable life or variable annuity products.

8. TERM AND TERMINATION

   (a) This Agreement shall become effective as of the date and year first written above and shall continue in effect until the earliest of (i) a Party's material breach of this Agreement unless such breach has been cured within 10 days after receipt of notice of breach by a non-

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breaching Party, (ii) upon 60 day's notice by a Party to the other Parties,
(iii) termination of the Work Assignment or TPA Agreement, or (iv) termination of the Underwriting Agreements.

   (b) This Agreement may not be assigned without the written consent of the non-assigning Parties.


   IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers on the date and year first above written.

EPOCH SECURITIES, INC.

By:  /s/   Nicholas von Moltke
     -------------------------
Name:  Nicholas von Moltke
Title:    President and CEO


COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

By:  /s/   Nicholas von Moltke
     -------------------------
Name:  Nicholas von Moltke
Title:    President and CEO


se2, Inc.

By:  /s/ James R. Schmank
     --------------------
Name:  James R. Schmank
Title:  Senior Vice President and Chief Financial Officer


SECURITY DISTRIBUTORS, INC.

By:  /s/ Christopher D. Swickard
     ---------------------------
Name:  Christopher D. Swickard
Title:   Vice President and Assistant Secretary

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                                  SCHEDULE A

                              Covered Services

1. Collecting and promptly transmitting customer funds related to the Contracts.

2.  Managing the ledgers related to customer funds. under the Contracts.

3.  Managing the Epoch Common Remitter Bank Account.

4. Other administrative functions as agreed to among the Parties, consistent with the TPA Agreement and Work Assignment.

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